Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share, reserved for issuance under the 2023 Equity Incentive Plan (3)	Rule 457(c) and Rule 457(h)	16,126,000,000	$0.000555	$8,949,930	0.0001531	$1,370.23
Equity	Ordinary Shares, par value $0.0001 per share, reserved for issuance pursuant to options outstanding under the 2023 Equity Incentive Plan (4)	Rule 457(h)	2,700,000,000	$0.00075	$2,025,000	0.0001531	$310.03
Equity	Ordinary Shares, par value $0.0001 per share, reserved for issuance pursuant to options outstanding under the Peak Bio, Inc. 2022 Long-Term Incentive Plan (5)	Rule 457(c) and Rule 457(h)	1,922,625,000	$0.001535	$2,951,229.38	0.0001531	$451.83
Total Offering Amounts					$13,926,159.38		$2,132.09
Total Fee Offsets							-
Net Fee Due							$2,132.09

(1) The ordinary shares may be in the form of American Depositary Shares (“ADSs”), each of which will represent two thousand (2,000) ordinary shares of the registrant. Such ADSs issuable on deposit of the ordinary shares registered hereby have been registered under three separate registration statements on Form F-6 (File Nos.: 333-185197, File No. 333-234213 and File No: 333-262049).

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of ordinary shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Akari Therapeutics, Plc 2023 Equity Incentive Plan (the “Plan”).

(3) Represents ordinary shares reserved for issuance under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s ADSs as quoted on the Nasdaq Capital Market on July 25, 2025, adjusted for ADS to Ordinary Share ratio.

(4) Represents ordinary shares reserved for issuance pursuant to options outstanding under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act based on $1.50, the weighted average exercise price per ADS (rounded to the nearest cent) of the outstanding options awards under the Plan as of the date of this Registration Statement, adjusted for ADS to Ordinary Share ratio.

(5) Represents ordinary shares reserved for issuance pursuant to options outstanding under the Peak Bio, Inc. 2022 Long-Term Incentive Plan (the “Peak Bio Plan”) and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act based on $3.07, the weighted average exercise price per ADS (rounded to the nearest cent) of the outstanding options awards under the Peak Bio Plan as of the date of this Registration Statement, adjusted for ADS to Ordinary Share ratio.